Exhibit 10.1

3D SYSTEMS CORPORATION

EXECUTIVE SEVERANCE AND RELEASE AGREEMENT

THIS EXECUTIVE SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is entered into by and between 3D Systems Corporation, (the “Employer” or “Company”) and Dr. Jeffrey A. Graves (the “Executive”) (the Employer and the Executive are collectively referred to as the “Parties”) as of August 4, 2026 (the “Execution Date”).

WHEREAS, the Employer and the Executive entered into that certain Employment Agreement, dated May 11, 2020 (the “Employment Agreement”), pursuant to which the Executive has served as the Employer’s President and Chief Executive Officer;

WHEREAS, the Employer is terminating the Executive’s employment without Cause (as defined in the Employment Agreement) pursuant to Section 4.3 of the Employment Agreement, effective as of the date the Executive’s successor becomes President and Chief Executive Officer of the Company (the “Termination Date”);

WHEREAS, pursuant to Section 4.7 of the Employment Agreement, the Executive is required to execute and deliver a general release of claims as a condition of receiving the severance benefits provided under Section 4.5.1(i)-(iv) of the Employment Agreement; and

WHEREAS, the Parties desire to set forth the terms and conditions of the Executive’s separation on his Termination Date, including the Executive’s release of claims, in exchange for the consideration described herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Termination Date. The Executive’s last day of employment with the Employer is the Termination Date. The Termination Date is the employment termination date for the Executive for all purposes, meaning the Executive is not entitled to any further compensation, monies, or other benefits from the Employer, including coverage under any benefit plans or programs sponsored by the Employer, as of the Termination Date, except as otherwise provided in this Agreement or the consulting agreement between the Parties attached hereto as Appendix A (the “Consulting Agreement”). For the avoidance of doubt, nothing in this Agreement affects the Executive’s rights to amounts earned, accrued or owing but not yet paid to the Executive pursuant to any retirement or benefit plan or program sponsored by the Company. This Agreement shall immediately terminate and be of no further force and effect and no further amounts shall be payable hereunder upon: (a) the Executive’s death, (b) the Executive becoming disabled (as defined by the Employment Agreement), (c) termination of the Executive by the Company with or without Cause (as defined by the Employment Agreement), or (d) the Executive’s resignation for any or no reason, in each case, prior to the Termination Date.

2. Return of Property. On or before the Termination Date and in accordance with Section 4.7 of the Employment Agreement, the Executive must return all Employer property, including identification cards or badges, access codes or devices, keys, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files and storage devices, physical files, and any other Employer property in the Executive’s possession. Notwithstanding the foregoing, the Company may, in its sole discretion, permit the Executive to retain certain Company property during the consulting services period described in Section 7 of this Agreement and the Consulting Agreement.

3. Executive Representations. The Executive specifically represents, warrants, and confirms that the Executive:

(a) has not filed or otherwise pursued any charges, complaints, or claims of any nature against any of the Released Parties (as defined below) with any local, state, or federal government agency or court, except that Executive is not required to disclose to Employer any information provided to any government agency;

(b) has received all salary, wages, commissions, bonuses, and other compensation due to the Executive and has been fully and properly paid by the Company for work performed to date;

(c) has no work-related injuries or occupational diseases related to Executive’s employment with the Company; and

(d) except as governed by the Consulting Agreement, as of the Termination Date the Executive no longer holds any officer, director, employee, advisory or fiduciary position with the Company or any of its subsidiaries or affiliates, and he hereby resigns from any such positions to the extent such resignation is necessary to effectuate his removal.

4. Separation Benefits. As consideration for, and contingent on, the Executive’s timely execution of, non-revocation of, and compliance with this Agreement, including the Executive’s waiver and release of claims in Section 8 and other post-termination obligations, and the Executive’s timely execution of the Addendum to Executive Severance and Release Agreement attached hereto as Exhibit A on or within 3 days following the Termination Date, the Employer agrees to provide the benefits described in subsections (a) through (d) below, which are contemplated by the Employment Agreement and the additional payments and benefits described in subsections (e) through (g) below:

(a) Payment of any Base Salary amounts, less withholdings for wages, that have accrued but have not been paid as of the Termination Date and the unpaid Performance Bonus (as such term is defined in the Employment Agreement), if any, with respect to the calendar year preceding the calendar year in which the Termination Date occurs (such Performance Bonus, if any, to be determined in the manner that it would have been determined, and payable at the time it would have been payable).

(b) An amount equal to 150% of the Executive’s current Base Salary, less withholdings for wages, payable in eighteen (18) equal monthly installments, regardless of whether the Executive obtains other employment and is compensated therefor (with the first two (2) installments to be paid on the sixtieth (60th) day following the Termination Date and the remaining sixteen (16) installments being paid on the sixteen (16) following monthly anniversaries of such date).

(c) Any unused vacation time accrued in the calendar year in which the Termination Date occurs, but only to the extent Company policy mandates the accrual of vacation time.

(d) If the Executive elects to continue his then current enrollment (including family enrollment, if applicable) in the health and/or dental insurance benefits set forth in the Employment Agreement in accordance with COBRA, then for a period of up to eighteen (18) months following the Termination Date, the Company will continue to pay a portion of the premiums such that the Executive’s contribution to such plans will remain the same as if the Executive were employed by the Company, such contributions to be paid by the Executive in the same period as all other employees of the Company (but deductions from the Executive’s monthly severance payments may be deemed acceptable for this purpose in the discretion of the Company); provided, however, that the Company may terminate such coverage if payment from the Executive is not made within ten (10) days of the date on which the Executive receives written notice from the Company that such payment is due; and provided, further, that such benefits shall be discontinued earlier to the extent that the Executive is no longer eligible for COBRA continuation coverage. In addition, this benefit is contingent upon timely election of COBRA continuation coverage and will run concurrent with the COBRA period. The Executive acknowledges and agrees that the amount of any such premiums paid by the Company will constitute taxable wages for income and employment tax purposes.

(e) In addition to the Executive continuing to receive the compensation and benefits contemplated by the Employment Agreement during the period commencing on the Execution Date and continuing through the Termination Date, the Executive will also receive a lump sum payment equal to six (6) months of Executive’s current Base Salary, less withholdings for wages, to be paid on the sixtieth (60th) day following the Termination Date.

(f) The Executive shall be entitled to the vesting of any Restricted Stock Award (“RSA”) shares that are scheduled to vest through April 2027 pursuant to the terms of the applicable award agreements under the 2015 Incentive Plan of 3D Systems Corporation (the “Plan”), subject to Executive’s continued employment or service as a consultant under the Consulting Agreement through the applicable vesting date. All vested portions of such RSA shares shall remain subject to the terms and restrictions contained in the applicable award agreements and the Plan. All RSA shares not vested at the conclusion of the Executive’s employment or service under the Consulting Agreement shall be forfeited in accordance with the terms of the applicable award agreements and the Plan for no consideration.

(g) The Executive shall be entitled to any Performance-Based Restricted Stock Unit (“PSU”) shares within the Employer’s 2024 PSU plan that is scheduled to conclude in April 2027 pursuant to the terms of the applicable award agreements under the Plan, as long as they are determined to be earned based on the achievement of the applicable performance criteria, subject to Executive’s continued employment or service as a consultant under the Consulting Agreement through the applicable vesting date. All vested portions of such PSU shares shall remain subject to the terms and restrictions contained in the applicable award agreements and the Plan. All PSU shares not vested at the conclusion of the Executive’s employment or service under the Consulting Agreement shall be forfeited in accordance with the terms of the applicable award agreements and the Plan for no consideration.

(h) The Parties mutually agree that the Executive has previously fully vested in the “Initial RSA shares” described in the Employment Agreement and no further vesting is required in connection with the Executive’s termination of employment.

5. Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, provincial, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

6. Cooperation. Following the Termination Date and thereafter, the Executive agrees that the Executive shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. The Executive further agrees to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include the Executive being available at reasonable times and places for interview, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company.

7. Consulting Agreement. The Executive and Employer have entered into the Consulting Agreement, pursuant to which the Executive will perform certain consulting services following the Termination Date.

8. Release.

(a) Executive’s General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Executive and the Executive’s heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release, and discharge the Employer, including the Employer’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and each of its and their respective present and former officers, directors, members, managers, shareholders, owners, employees, agents, benefit plans, insurers, attorneys, and divisions (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of actions, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown (collectively, “Claims”), that Releasors may have or have ever had against the Released Parties, or any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of time up to and including the date of the Executive’s execution of this Agreement, including, but not limited to:

(i) any and all claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Americans with Disabilities Act (ADA), the Family and Medical Leave Act (FMLA), the Equal Pay Act, the Executive Retirement Income Security Act (ERISA) (regarding unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the Age Discrimination in Employment Act (ADEA), the Uniform Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), all including any amendments and their respective implementing regulations, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii) any and all claims under the South Carolina Human Affairs Law (SCHAL), the South Carolina Right to Work Law, the South Carolina Military Reemployment Rights Law, the South Carolina Exercise of Political Rights and Privileges Law, the South Carolina Law Against Retaliation for Instituting or Participating in Workers’ Compensation Proceedings, the South Carolina Jury Duty Leave Law, the South Carolina Lactation Support Act, the South Carolina Occupational Health and Safety Law, all including any amendments and their respective implementing regulations, and any other South Carolina state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(iii) any and all claims under the North Carolina Equal Employment Practices Act (NCEEPA), the North Carolina Retaliatory Employment Discrimination Act (NCREDA), the North Carolina Persons with Disabilities Protection Act (NCPDPA), the North Carolina Discrimination Based on Genetic Testing and Genetic Information Law, the North Carolina Discrimination Based on AIDS and HIV Status Law, the North Carolina Military Leave Law, the North Carolina Hazardous Chemicals Right to Know Act, all including any amendments and their respective implementing regulations, and any other North Carolina state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(iv) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, and severance that may be legally waived and released;

(v) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, violation of biometric and data privacy laws, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and

(vi) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements, punitive damages, liquidated damages, and penalties;

(vii) However, this general release and waiver of claims excludes, and the Executive does not waive, release, or discharge: (A) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; and (B) any right to file an unfair labor practice (ULP) charge under the National Labor Relations Act or participate or assist in proceedings before the National Labor Relations Board (NLRB).

(viii) This general release and waiver of claims also excludes, and the Executive does not waive, release, or discharge: (AA) the right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by or before, or provide information to the Securities Exchange Commission (SEC), the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or any other federal, state, or local governmental regulatory or law enforcement agency (collectively “Government Agencies”) about workplace conditions or a possible violation of law, provided that (with the exception of an award for information provided to the SEC) you waive the right to any monetary relief for such claims filed with Government Agencies to the fullest extent permitted by applicable law; and (BB) the right to seek or receive a monetary award from a government-administered whistleblower award program.

(b) Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Executive in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Executive’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Executive hereby acknowledges and confirms that:

(i) the Executive has read this Agreement in its entirety and understands all of its terms;

(ii) by this Agreement, the Executive has been advised in writing to consult with an attorney of the Executive’s choosing before signing this Agreement;

(iii) the Executive knowingly, freely, and voluntarily agrees to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release, and covenants contained in it;

(iv) the Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(v) the Executive was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign the Agreement sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) day period;

(vi) the Executive understands that the Executive has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation in writing to Phyllis Nordstrom, Chief Administrative Officer, 333 3D Systems Circle, Rock Hill South Carolina 29730 or by email before the end of this seven-day period and that this release shall become effective and enforceable on the eighth (8th) day following the execution of this Agreement by Executive if Executive does not revoke the Agreement during the seven (7) day revocation period; and

(vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the Executive signs this Agreement.

(c) Knowing and Voluntary Acknowledgment. The Executive specifically agrees and acknowledges that:

(i) the Executive has read this Agreement in its entirety and understands all of its terms;

(ii) by this Agreement, the Executive has been advised to consult with an attorney before executing this Agreement before signing this Agreement;

(iii) the Executive knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

(iv) the Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Executive is otherwise entitled;

(v) the Executive is not waiving or releasing rights or claims that may arise after the Executive signs this Agreement; and

(vi) the Executive understands that the waiver and release in this Agreement is being requested in connection with the Executive’s separation of employment from the Employer.

The Executive further acknowledges that the Executive is waiving and releasing claims under the Age Discrimination in Employment Act (ADEA), as amended, and has had twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of the Executive’s choice, although the Executive may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period. Further, the Executive acknowledges that the Executive shall have an additional seven (7) days from signing this Agreement to revoke consent to Executive’s release of claims under the ADEA by delivering notice of revocation to Phyllis Nordstrom, Chief Administrative Officer, 333 3D Systems Circle, Rock Hill South Carolina 29730 or by email before the end of the seven-day period. In the event of a revocation by the Executive, this Agreement shall be null and void in its entirety.

9. Successors and Assigns.

(a) Assignment by the Employer

The Employer may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer and its successors and assigns.

(b) No Assignment by the Executive

The Executive may not assign this Agreement in whole or in part. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment.

10. Governing Law, Jurisdiction, and Venue. This Agreement and all matters arising out of or relating to this Agreement and the Executive’s employment or termination of employment with the Employer, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of South Carolina (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of South Carolina, county of York. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

11. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between Employer and Executive relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters Executive’s confidentiality, non-compete, and other restrictive covenants in the Employment Agreement (including those in Section 5 of the Employment Agreement) between Executive and Employer, and other surviving agreements or contractual obligations Executive has to Employer, including any agreement to arbitrate claims.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Executive and by an authorized representative of the Employer. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

13. Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, or enforceable only if modified, such finding shall not affect the validity of the remainder of this Agreement, which shall remain in full force and effect and continue to be binding on the Parties.

14. Interpretation. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

15. Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

16. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Employer of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

17. Notices. All notices under this Agreement must be given in writing by certified mail, return receipt requested, to the addresses indicated in this Agreement. When providing written notice to Employer, a copy must be provided to Employer’s Chief Administrative Officer at the address below.

Notice to Employer:

Phyllis Nordstrom, Chief Administrative Officer

333 3D Systems Circle, Rock Hill, South Carolina 29730

Notice to the Executive:

Dr. Jeffrey A. Graves

[***]

18. Required Reaffirmation of Releases and Covenants Upon the Termination Date. The Parties acknowledge that this Agreement is entered into prior to the appointment and start date of a new President and Chief Executive Officer, which will be the Termination Date. It is the intent of the Parties that the releases and covenants given by the Executive in this Agreement, including, but not limited to, those set forth in Section 8, shall be reaffirmed through the start date of a new President and Chief Executive Officer and on the Termination Date. Therefore, as a material condition of this Agreement, without which the Employer would not enter into this Agreement nor provide the separation benefits described herein, the Executive hereby agrees that, within twenty-one (21) days after the start date of a new President and Chief Executive Officer/the Termination Date, the Executive will execute and deliver to the Employer the Addendum to Separation and Release Agreement in the form attached hereto as Exhibit A (the “Addendum”). The Employer’s obligation to provide the separation benefits under this Agreement is conditioned upon the Executive’s timely execution of the Addendum.

19. Section 409A.

(a) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b) If a payment obligation under this Agreement arises on account of the Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

20. Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

3D Systems Corporation

By	/s/ Phyllis Nordstrom
Name: Phyllis Nordstrom
Title: Chief Financial Officer

Dr. Jeffrey A. Graves

Signature:	/s/ Jeffrey A. Graves
Print Name:	Dr. Jeffrey A. Graves

Exhibit A

Reaffirmation of Releases and Covenants Upon Termination of Employment Agreement

I, Dr. Jeffrey A. Graves, acknowledge that on [Insert Date], I entered into the Executive Severance and Release Agreement (the “Agreement”) with 3D Systems Corporation. (the “Company”). I entered into the Agreement voluntarily, after having had the opportunity to consult counsel of my choosing. I had the opportunity to revoke the Agreement within seven (7) days of my execution of the same, but elected not to revoke the Agreement. As such, I acknowledge that the Agreement remains in effect, and binding upon the parties thereto. I acknowledge that my employment with the Company terminated as of the Termination Date as defined in the Agreement. Through the Agreement, I agreed to certain releases and covenants. Certain of those releases and covenants were affirmed only through the date of my execution of the Agreement. However, it is the intent of the Parties that those releases and covenants, including, but not limited to, those set forth at Sections 1 through 9 of the Agreement, be reaffirmed through the termination of my Employment Agreement with the Company. Therefore, I hereby reaffirm with my signature below, as of today, [Insert Date], each release and covenant made by me in the Agreement. As a result, I am hereby releasing all claims specified in the Agreement based on agreements, actions, omissions, facts, events, or circumstances existing or occurring prior to the date I sign this Exhibit A Addendum to the Agreement. The terms of the Agreement are incorporated herein by reference. This Addendum becomes effective and enforceable on the date I sign this Addendum.

3D Systems Corporation

Signature:
Name: Phyllis Nordstrom
Title: Chief Financial Officer

EXECUTIVE

Signature:

Print Name:

Appendix A

Consulting Agreement

See Attached.

3D SYSTEMS CORPORATION

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into by and between 3D Systems Corporation (hereinafter referred to as the “Company”), and Dr. Jeffrey A. Graves, a resident of the State of North Carolina (hereinafter referred to as the “Consultant”), and is effective as of the “Termination Date” (as such term is defined in the Executive Severance and Release Agreement between the Company and Consultant dated August 4, 2026 (the “Severance and Release Agreement”)). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Severance and Release Agreement or the Employment Agreement (as defined below), as applicable.

WHEREAS, prior to the Termination Date, Consultant served as the President and Chief Executive Officer of the Company pursuant to that certain Employment Agreement between the Company and Consultant dated May 11, 2020 (the “Employment Agreement”); and

WHEREAS, the Company and Consultant wish to memorialize the terms and conditions pursuant to which Consultant will provide consulting services for the Company following the Termination Date.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Term of Agreement. Following the Termination Date, Consultant shall serve the Company as a non-employee advisory consultant for a period of six (6) months and, during such period, Consultant shall perform such tasks and provide such services to which the successor President and Chief Executive Officer may request. The period beginning with the Termination Date and ending on the last day of the consulting period (the “End Date”), shall be referred to herein as the “Term.” Notwithstanding the foregoing, this Agreement shall automatically (a) be null and void and no further amounts shall be payable hereunder in the event Consultant’s employment with the Company terminates for any before the Termination Date, and (b) immediately terminate and no further amounts shall be payable hereunder (except any accrued but unpaid consulting payments (as defined in Section 2 below) upon Consultant’s death, becoming disabled (as defined by the Employment Agreement), termination for Cause or resignation for any or no reason. In the event the company terminates Consultant’s employment without Cause following the Termination Date but before the End Date, the Company shall pay Consultant any unpaid consulting payments contemplated by this Agreement in a lump sum cash payment upon such termination without Cause.

2. Compensation.

(a) Consulting Pay. Consultant shall be entitled to receive a total consulting payment equivalent to six (6) months of Consultant’s base salary as in effect immediately prior to Consultant’s Termination Date, to be paid in six (6) equal monthly installments on the fifteenth day of each month during the Term (with a pro-rated payment for any partial applicable calendar month). The payments shall be paid pursuant to an IRS Form 1099.

(b) Expenses. The Company shall pay or reimburse Consultant for all ordinary and reasonable out-of-pocket expenses actually incurred in connection with the performance of Consultant’s services under this Agreement during the Term in accordance with the Company’s business expense reimbursement policy.

(c) No Withholding; Form 1099 Reporting. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state, local, foreign or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-NEC with the Internal Revenue Service as required by law

3. Other Provisions.

(a) Communications Regarding Agreement. The Company and Consultant agree that any communications regarding the scope or subject matter of this Agreement, and the timing of any such communications, must receive express consent in advance from the President and Chief Executive Officer of the Company, or his delegate, and Consultant.

(b) Severability. Consultant acknowledges and agrees that Consultant has had an opportunity to seek advice of counsel in connection with this Agreement. If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(c) Applicable Law. This Agreement and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of South Carolina (including its statutes of limitations) without regard to any conflicts of laws principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in any state or federal court located in the state of South Carolina, county of York. The parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

(d) Notices. Any notice, consent or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice, consent or other communication shall be deemed given when so delivered personally, delivered by overnight courier, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

Notice to Employer:

Phyllis Nordstrom, Chief Financial Officer

333 3D Systems Circle, Rock Hill, South Carolina 29730

Notice to Consultant:

Dr. Jeffrey A. Graves

[***]

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Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

(e) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to Consultant’s provision of consulting services during the Term and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either) with respect to such subject matter.

(f) Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(g) Assignment. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company, in which event the Company shall remain liable if the affiliate fails to meet any of the Company’s obligations hereunder, including without limitation to provide the employment opportunities offered hereby and to make payments or provide benefits or otherwise) or by Consultant.

(h) Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in or delivery of any equity compensation, the Company shall have the right to require such payments from Consultant or withhold such amounts from other payments due to Consultant from the Company or any affiliate, or to withhold such equity compensation that would otherwise have been issued to Consultant. No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

(i) No Duty to Mitigate. Consultant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Consultant does mitigate.

(j) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

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(k) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

(l) Survival. The rights and obligations of the parties under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement. The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Company. In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.

(m) Existing Agreements. The parties acknowledge and agree that this Agreement is intended to supplement and not supersede the Employment Agreement or Severance and Release Agreement. However, in the event of a conflict between the terms and conditions of Employment Agreement and this Agreement, the terms and conditions of the Employment Agreement or Severance and Release Agreement shall supersede and control.

(n) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(o) Section 409A. This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee thereof and without requiring Consultant’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A. The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Consultant of the payments and other benefits under this Agreement.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Consultant, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

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If a payment obligation under this Agreement arises on account of Consultant’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) while Consultant is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Consultant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Consultant’s estate following his death.

IN WITNESS WHEREOF, the parties hereto have signed their names to this Advisory Agreement as of the day and year set forth below.

COMPANY:

3D SYSTEMS CORPORATION, a Delaware corporation:

Date: August 4, 2026

By	/s/ Phyllis Nordstrom
By: Phyllis Nordstrom, Chief Financial Officer

EXECUTIVE:

Dr. Jeffrey A. Graves

Date: August 4, 2026

By	/s/ Jeffrey A. Graves

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